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                                                                    Exhibit 21.1


                             List of Subsidiaries
                             --------------------

CrossWorlds Software GmbH
CrossWorlds Software France S.A.R.L.
CrossWorlds Software Australia Pty. Limited
CrossWorlds Software Limited
CrossWorlds Software (Ireland) Limited